Exhibit 16.1

February 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Aeries Technology, Inc.(formerly known as Worldwide Webb Acquisition Corp.) under Item 4.01 of its Form 8-K dated February 6, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Aeries Technology, Inc.(formerly known as Worldwide Webb Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Marcum llp / 777 S. Figueroa Street / Suite 2900 / Los Angeles, CA 90017 / Phone 310.432.7400 / marcumllp.com